[LOGO] First Niagara
       Financial Group, Inc.

  FIRST NIAGARA FINANCIAL GROUP, INC. ANNOUNCES COMMON STOCK REPURCHASE PROGRAM

Lockport, N.Y. - March 22, 2006 - First Niagara Financial Group, Inc. (NASDAQ:
FNFG), today announced that it has been authorized by its Board of Directors to repurchase up to an additional 5.6 million (5%) of its outstanding common stock, as part of its ongoing capital management program. This authorization supplements the current share buyback program announced in May 2005, under which
1.8 million shares remain available for repurchase.

Management will use its discretion in determining the timing of the repurchases and the prices at which buybacks will be made. The extent to which shares are repurchased will depend on a number of factors including market trends and prices as well as alternative uses for capital.

First Niagara Financial Group, Inc., through its wholly owned subsidiary First Niagara Bank, has assets of $8.1 billion and deposits of $5.5 billion. First Niagara Bank is a full-service, community-oriented bank that provides financial services to individuals, families and businesses through 120 branches and several financial services subsidiaries across New York State.

Forward-Looking Statements - This press release contains forward-looking statements with respect to the financial condition and results of operations of First Niagara Financial Group, Inc. including, without limitations, statements relating to the earnings outlook of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include among others, the following possibilities:
(1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn;
(4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) difficulties in the integration of acquired businesses; and (7) increased risk associated with an increase in commercial real-estate and business loans and non-performing loans.

Officer Contacts
Paul J. Kolkmeyer...........................     President and CEO
John R. Koelmel.............................     Chief Financial Officer
Christopher J. Thome........................     Reporting and Investor
                                                 Relations Manager
                                                 (716) 625-7645
                                                 chris.thome@fnfg.com
Leslie G. Garrity...........................     Public Relations and Corporate
                                                 Communications Manager
                                                 (716) 625-7528
                                                 leslie.garrity@fnfg.com